Exhibit 99.1

Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: May 2, 2011

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. reports financial results for first quarter 2011

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $18.7 million or $0.21 per diluted share for first quarter 2011 compared with a net loss of $12.7 million or $(0.16) per diluted share for first quarter 2010. Net income excluding special items was $20.0 million or $0.22 per diluted share for first quarter 2011 compared with $3.0 million or $0.04 per diluted share for first quarter 2010.

EBITDA excluding special items was $84.4 million for first quarter 2011 compared with $54.9 million for first quarter 2010.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	1Q 2011	1Q 2010	4Q 2010
Sales	$568.8	$494.1	$524.1
Net income (loss)	$18.7	$(12.7)	$26.2
Net income (loss) per diluted share	$0.21	$(0.16)	$0.31
Net income excluding special items (a)	$20.0	$3.0	$25.8
Net income excluding special items per diluted share (a)	$0.22	$0.04	$0.31
EBITDA (b)	$82.2	$29.3	$93.4
EBITDA excluding special items (b)	$84.4	$54.9	$92.8

Net total debt at period end (c)	$770.4	$693.9	$604.4

(a)	For a reconciliation of net income (loss) to net income excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For a reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(c)	For a reconciliation of total debt to net total debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“We performed well in first quarter 2011, delivering strong earnings and cash flow despite sequential increases in input and maintenance costs,” said Alexander Toeldte, president and chief executive officer of Boise Inc. “With our acquisition of Tharco Packaging, we expanded and diversified our presence in packaging markets and increased our vertical integration opportunities. We also continued to grow sales volumes of our packaging demand-driven and premium office papers and corrugated packaging products.

“During the first quarter, we completed our annual outage at DeRidder and expect increased maintenance costs from scheduled outages at three of our mills in the second quarter.

“In April, we announced a special cash dividend of $0.40 per share, payable to shareholders of record on May 4, 2011, reflecting our intention to return cash to shareholders when both our performance and outlook create the appropriate opportunity. We remain focused on creating shareholder value through well-performing operations, disciplined capital allocation, and targeted growth.”

Sales

Total sales for first quarter 2011 were $568.8 million, up $74.7 million, or 15%, from $494.1 million for first quarter 2010 and up $44.7 million from fourth quarter 2010 sales of $524.1 million.

Paper segment sales increased $21.7 million during first quarter 2011 compared with first quarter 2010, due primarily to increased sales prices. Packaging segment sales increased $55.2 million during first quarter 2011 compared with first quarter 2010, driven by higher sales prices for linerboard, newsprint, and corrugated products and the acquisition of Tharco Packaging, Inc. (Tharco).

Prices and Volumes

Uncoated freesheet net selling prices increased 5% in first quarter 2011 compared with first quarter 2010 and decreased 1% compared with fourth quarter 2010. Total uncoated freesheet sales volumes were 311,000 short tons during first quarter 2011, flat versus the prior-year period and an increase of 7% from fourth quarter 2010. Combined sales volumes of premium office, label and release, and flexible packaging papers represented 31% of our total first quarter 2011 uncoated freesheet sales volumes compared with 29% in first quarter 2010. This growth displaced primarily sales volumes of commodity paper products.

Corrugated container and sheet sales volumes improved 18% during first quarter 2011 compared with first quarter 2010 and increased 13% from fourth quarter 2010. This increase was due primarily to the acquisition of Tharco and, to a lesser extent, to increased sales of sheets from our sheet feeder plant in Texas. Corrugated container and sheet prices increased 19% during first quarter 2011 compared with first quarter 2010 and increased 7% sequentially from fourth quarter 2010, driven primarily by product mix changes resulting from the Tharco acquisition. Improved market conditions and pass-through of increased prices for linerboard and medium compared with first quarter 2010 also contributed.

Linerboard net selling prices to third parties increased 43% in first quarter 2011 compared with first quarter 2010, as a result of price increases implemented during 2010, and decreased 2% sequentially from fourth quarter 2010. Linerboard sales volumes to third parties were 62,000 short tons in first quarter 2011, flat from first quarter 2010 and an increase of 1% sequentially from fourth quarter 2010.

Input Costs

Total fiber, energy, and chemical costs for first quarter 2011 were $223.3 million, a decrease of $4.7 million, or 2%, compared with costs of $228.0 million for first quarter 2010. The decrease was driven primarily by reduced energy costs as a result of lower natural gas prices compared with first quarter 2010. Prices for chemicals and fiber increased sequentially in first quarter 2011 from fourth quarter 2010.

INPUT COST SUMMARY

(in millions)

	1Q 2011	1Q 2010	4Q 2010

Fiber	$116.3	$115.5	$110.0
Energy	52.8	63.4	47.8
Chemicals	54.3	49.1	51.4

Total	$223.3	$228.0	$209.2

Total fiber costs during first quarter 2011 were $116.3 million, an increase of $0.8 million, or 1%, from $115.5 million incurred in first quarter 2010, and increased $6.3 million, or 6%, compared with $110.0 million in fourth quarter 2010. These increases were driven primarily by additional fiber costs as a result of the Tharco acquisition and higher fiber prices, offset largely by lower fiber consumption as a result of lower production.

Energy costs in first quarter 2011 were $52.8 million, a decrease of $10.6 million, or 17%, compared with $63.4 million in first quarter 2010. This was driven primarily by lower prices and consumption of fuel, primarily natural gas, compared with first quarter 2010. Energy costs increased $5.0 million, or 10%, from $47.8 million in fourth quarter 2010, due primarily to increased energy consumption due to colder seasonal weather.

Chemical costs in first quarter 2011 were $54.3 million, an increase of $5.2 million, or 11%, compared with $49.1 million in first quarter 2010, and up $2.9 million, or 6%, from fourth quarter 2010, driven primarily by higher prices for commodity chemicals.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Monday, May 2, 2011, at 11:00 a.m. ET, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from May 2 at 2:00 p.m. ET through June 2 at 11:45 p.m. ET. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 60296338.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures paper and packaging products, including imaging papers for the office and home, printing and converting papers, label and release and flexible packaging papers, corrugated containers, containerboard, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.

Consolidated Statements of Income (Loss)

(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2010
	2011 (1)	2010
Sales
Trade	$560,320	$485,851	$517,764
Related parties	8,443	8,254	6,292

	568,763	494,105	524,056

Costs and expenses
Materials, labor, and other operating expenses	449,070	408,485	393,113
Fiber costs from related parties	4,440	9,831	5,355
Depreciation, amortization, and depletion	33,974	32,131	33,071
Selling and distribution expenses	19,373	13,734	16,235
General and administrative expenses	12,697	11,459	15,651
Other (income) expense, net	1,077	(175)	451

	520,631	475,465	463,876

Income from operations	48,132	18,640	60,180

Foreign exchange gain	132	687	140
Loss on extinguishment of debt (2)	—	(22,197)	—
Interest expense	(16,367)	(16,474)	(16,073)
Interest income	78	37	103

	(16,157)	(37,947)	(15,830)

Income (loss) before income taxes	31,975	(19,307)	44,350
Income tax (provision) benefit	(13,281)	6,622	(18,164)

Net income (loss)	$18,694	$(12,685)	$26,186

Weighted average common shares outstanding:
Basic	80,964	79,800	80,744
Diluted	90,417	79,800	84,157

Net income (loss) per common share:
Basic	$0.23	$(0.16)	$0.32
Diluted	$0.21	$(0.16)	$0.31

For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information beginning on page 10.

Segment Information

(unaudited, dollars in thousands)

	Three Months Ended
	March 31		December 31, 2010
	2011 (1)	2010
Segment sales
Paper	$375,180	$353,489	$352,444
Packaging	203,393	148,154	180,483
Intersegment eliminations and other	(9,810)	(7,538)	(8,871)

	$568,763	$494,105	$524,056

Segment income (loss)
Paper	$40,970	$29,943	$38,975
Packaging	13,626	(5,770)	28,923
Corporate and Other	(6,332)	(4,846)	(7,578)

	48,264	19,327	60,320

Loss on extinguishment of debt (2)	—	(22,197)	—
Interest expense	(16,367)	(16,474)	(16,073)
Interest income	78	37	103

Income (loss) before income taxes	$31,975	$(19,307)	$44,350

EBITDA (3)
Paper	$63,022	$51,412	$61,264
Packaging	24,599	3,926	38,605
Corporate and Other (2)	(5,383)	(26,077)	(6,478)

	$82,238	$29,261	$93,391

Boise Inc.

Consolidated Balance Sheets

(unaudited, dollars in thousands)

	March 31, 2011 (1)	December 31, 2010
ASSETS

Current
Cash and cash equivalents	$60,136	$166,833
Short-term investments	—	10,621
Receivables
Trade, less allowances of $822 and $603	223,660	188,589
Other	8,841	3,839
Inventories	278,020	261,471
Deferred income taxes	18,490	16,658
Prepaid and other	8,769	5,214

	597,916	653,225

Property
Property and equipment, net	1,218,630	1,199,035
Fiber farms and deposits	18,505	18,285

	1,237,135	1,217,320

Deferred financing costs	29,042	30,396
Goodwill	101,258	—
Intangible assets, net	104,225	29,605
Other assets	8,788	8,444

Total assets	$2,078,364	$1,938,990

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, dollars and shares in thousands, except per-share data)

	March 31, 2011 (1)	December 31, 2010
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$50,000	$43,750
Income taxes payable	278	82
Accounts payable	186,196	179,214
Accrued liabilities
Compensation and benefits	48,872	54,574
Interest payable	23,271	10,535
Other	17,793	16,123

	326,410	304,278

Debt
Long-term debt, less current portion	780,581	738,081

Other
Deferred income taxes	135,964	88,200
Compensation and benefits	120,885	121,318
Other long-term liabilities	47,544	40,278

	304,393	249,796

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 83,207 shares and 84,845 shares issued and outstanding	8	8
Additional paid-in capital	582,059	581,442
Accumulated other comprehensive income (loss)	(77,988)	(78,822)
Retained earnings	162,901	144,207

Total stockholders’ equity	666,980	646,835

Total liabilities and stockholders’ equity	$2,078,364	$1,938,990

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Three Months Ended March 31
	2011 (1)	2010
Cash provided by (used for) operations
Net income (loss)	$18,694	$(12,685)
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	35,539	35,066
Share-based compensation expense	648	894
Pension expense	3,169	2,568
Deferred income taxes	11,420	(7,461)
Change in fair value of energy derivatives	(742)	3,330
(Gain) loss on sales of assets, net	278	(114)
Other	1,629	(658)
Loss on extinguishment of debt	—	22,197
Decrease (increase) in working capital, net of acquisitions
Receivables	(8,361)	58,213
Inventories	2,379	(16,085)
Prepaid expenses	(578)	389
Accounts payable and accrued liabilities	(5,481)	(13,057)
Current and deferred income taxes	1,634	831
Pension payments	(3,370)	(5,689)
Other	5,392	223

Cash provided by operations	62,250	67,962

Cash provided by (used for) investment
Acquisitions of businesses and facilities, net of cash acquired	(201,734)	—
Expenditures for property and equipment	(24,650)	(14,734)
Purchases of short-term investments	(3,514)	(2,388)
Maturities of short-term investments	14,114	5,182
Sales of assets	1,088	22
Other	(779)	1,093

Cash used for investment	(215,475)	(10,825)

Cash provided by (used for) financing
Issuances of long-term debt	75,000	300,000
Payments of long-term debt	(26,250)	(323,683)
Payments of deferred financing fees	(160)	(11,779)
Other	(2,062)	—

Cash provided by (used for) financing	46,528	(35,462)

Increase (decrease) in cash and cash equivalents	(106,697)	21,675

Balance at beginning of the period	166,833	69,393

Balance at end of the period	$60,136	$91,068

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2010 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, as well as other reports the Company files with the SEC. Net income (loss) for all periods presented involved estimates and accruals.

1.	On March 1, 2011, our wholly owned subsidiary Boise Paper Holdings, L.L.C., acquired 100% of the outstanding stock of Tharco Packaging, Inc. (Tharco) for a preliminary purchase price of $201.1 million plus or minus working capital adjustments. We financed the acquisition with existing cash and $75 million in borrowings on our revolving credit facility. For more information, including an allocation of the purchase price to the assets acquired and liabilities assumed, based on our estimates of the fair value at the date of the acquisition, see Note 2, Acquisition of Tharco Packaging, Inc., of the Condensed Notes to Unaudited Quarterly Consolidated Financial Statements in our March 31, 2011, Form 10-Q.

The consolidated financial statements included herein include Tharco for the period of March 1 through March 31, 2011, in the Packaging segment. In connection with the acquisition, we recognized $2.2 million of expense related to inventory purchase accounting adjustments during the three months ended March 31, 2011.

2.	The three months ended March 31, 2010, included $22.2 million of expense related to a loss on the extinguishment of debt.

3.	This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, net total debt, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The following tables reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income (loss) to EBITDA for the three months ended March 31, 2011 and 2010, and the three months ended December 31, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31, 2010
	2011	2010

Net income (loss)	$18,694	$(12,685)	$26,186
Interest expense	16,367	16,474	16,073
Interest income	(78)	(37)	(103)
Income tax provision (benefit)	13,281	(6,622)	18,164
Depreciation, amortization, and depletion	33,974	32,131	33,071

EBITDA	$82,238	$29,261	$93,391

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended March 31, 2011 and 2010, and the three months ended December 31, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	March 31		December 31, 2010
	2011	2010

Paper
Segment income	$40,970	$29,943	$38,975
Depreciation, amortization, and depletion	22,052	21,469	22,289

EBITDA	63,022	51,412	61,264

St. Helens mill restructuring	—	128	252
Change in fair value of energy hedges	—	2,832	(754)

EBITDA excluding special items	$63,022	$54,372	$60,762

Packaging
Segment income (loss)	$13,626	$(5,770)	$28,923
Depreciation, amortization, and depletion	10,973	9,696	9,682

EBITDA	24,599	3,926	38,605

Inventory purchase accounting expense	2,200	—	—
Change in fair value of energy hedges	—	498	(139)

EBITDA excluding special items	$26,799	$4,424	$38,466

Corporate and Other
Segment loss	$(6,332)	$(4,846)	$(7,578)
Depreciation, amortization, and depletion	949	966	1,100
Loss on extinguishment of debt	—	(22,197)	—

EBITDA	(5,383)	(26,077)	(6,478)

Loss on extinguishment of debt	—	22,197	—

EBITDA excluding special items	$(5,383)	$(3,880)	$(6,478)

EBITDA	$82,238	$29,261	$93,391

EBITDA excluding special items	$84,438	$54,916	$92,750

The following tables reconcile net income (loss) to net income excluding special items and presents net income excluding special items per diluted share for the three months ended March 31, 2011 and 2010, and the year ended December 31, 2010 (unaudited, dollars and shares in thousands):

	Three Months Ended
	March 31		December 31, 2010
	2011	2010

Net income (loss)	$18,694	$(12,685)	$26,186
Inventory purchase accounting expense	2,200	—	—
Change in fair value of energy hedges	—	3,330	(892)
St. Helens mill restructuring	—	128	252
Loss on extinguishment of debt	—	22,197	—
Tax (provision) benefit for special items (a)	(851)	(9,928)	248

Net income excluding special items	$20,043	$3,042	$25,794

Weighted average common shares outstanding: diluted	90,417	84,195	84,157
Net income excluding special items per diluted share	$0.22	$0.04	$0.31

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

The following table reconciles total debt to net total debt as of March 31, 2011 and 2010, and December 31, 2010 (unaudited, dollars in thousands):

	March 31		December 31, 2010
	2011	2010

Current portion of long-term debt	$50,000	$16,663	$43,750
Long-term debt, less current portion	780,581	775,581	738,081

Total debt	830,581	792,244	781,831
Less cash and cash equivalents and short-term investments	(60,136)	(98,300)	(177,454)

Net total debt	$770,445	$693,944	$604,377